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N-CSR EXHIBIT FOR ITEM 11(a): CODE OF ETHICS

                         COMMONFUND INSTITUTIONAL FUNDS

                        FINANCIAL OFFICER CODE OF ETHICS

INTRODUCTION

The reputation and integrity of Commonfund Institutional Funds (the "Fund") are valuable assets that are vital to the Fund's success. The Fund's senior financial officers ("SFOs") are responsible for conducting the Fund's business in a manner that demonstrates a commitment to the highest standards of integrity. The Fund's SFOs include the President, the Treasurer, the comptroller or principal accounting officer, and any person who performs a similar function. Those individuals are identified on Appendix A.

The Sarbanes-Oxley Act of 2002 (the "Act") effected sweeping corporate disclosure and financial reporting reform on public companies, including mutual funds, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under the Act, all public companies (including the Fund) must either have a code of ethics for their SFOs, or disclose why they do not. The Act was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices. The Fund has chosen to adopt this Financial Officer Code of Ethics (the "Code") to encourage its SFOs to act in a manner consistent with the highest principles of ethical conduct.

PURPOSES OF THE CODE

The purposes of this Code are:

        - To promote honest and ethical conduct by the Fund's SFOs, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        - To assist the Fund's SFOs in recognizing and avoiding conflicts of interest, including disclosing to an appropriate person any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

        - To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund files with, or submits to, the SEC and in other public communications the Fund makes;

        - To promote Fund compliance with applicable laws, rules and regulations;

        - To encourage the prompt internal reporting to an appropriate person of violations of this Code; and

        -       To establish accountability for adherence to this Code.

QUESTIONS ABOUT THIS CODE

The Fund's Board of Trustees has designated its compliance officer appointed pursuant to its Rule 17j-1 Code of Ethics to serve as Compliance Officer for the implementation and administration of the Code. You should direct your questions about this Code to the Compliance Officer.

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CONDUCT GUIDELINES

The Fund has adopted the following guidelines under which the Fund's SFOs must perform their official duties and conduct the business affairs of the Fund.

     1. Ethical and honest conduct is of paramount importance. The Fund's SFOs must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Fund in personal and professional relationships.

     2. SFOs must disclose material transactions or relationships. The Fund's SFOs must disclose to the Compliance Officer any actual or apparent conflicts of interest the SFO may have with the Fund that reasonably could be expected to give rise to any violations of this Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the SFO may be a party. If it is not possible to disclose the matter to the Compliance Officer, it should be disclosed to the Fund's Chief Legal Officer or another appropriate person. In addition to disclosing any actual or apparent conflicts of interest in which an SFO is personally involved, the Fund's SFOs have an obligation to report any other actual or apparent conflicts which they discover or of which they otherwise become aware.

     3. Standards for quality of information shared with Fund service providers. The Fund's SFOs must at all times seek to provide information to the Fund's service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable.

     4. Standards for quality of information included in periodic reports. The Fund's SFOs must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund's periodic reports.

     5. Compliance with laws. The Fund's SFOs must comply with the federal securities laws and other laws and rules applicable to the Funds, such as the Internal Revenue Code.

     6. Standard of care. The Fund's SFOs must at all times act in good faith and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated. The Fund's SFOs must conduct the affairs of the Fund in a responsible manner, consistent with this Code.

     7. Confidentiality of information. The Fund's SFOs must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Fund to disclose it or where disclosure is otherwise legally mandated. You may not use confidential information acquired in the course of your work for personal advantage.

     8. Sharing of information and educational standards. The Fund's SFOs should share information with relevant parties to keep them informed of the business affairs of the Fund, as appropriate, and maintain skills important and relevant to the Fund's needs.

     9. Promote ethical conduct. The Fund's SFOs should at all times proactively promote ethical behavior among peers in your work environment.

     10. Standards for recordkeeping. The Fund's SFOs must at all times endeavor to ensure that the Fund's books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

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WAIVERS OF THIS CODE

You may request a waiver of a provision of this Code by submitting your request in writing to the Compliance Officer for appropriate review. For example, if a family member works for a service provider that prepares the Fund's financial statements, you may have a potential conflict of interest in reviewing those statements and should seek a waiver of this Code to review the work. The Chief Legal Officer of the Fund, or another appropriate person (such as a designated Board or Audit Committee member), will decide whether to grant a waiver. All waivers of this code must be disclosed to the Fund's shareholders to the extent required by SEC rules.

ANNUAL CERTIFICATION

The Fund's SFOs will be asked to certify on an annual basis that he/she is in full compliance with this Code. To the extent necessary, the Fund's Compliance Officer will provide guidance on the conduct required by this Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

REPORTING VIOLATIONS

In the event that an SFO discovers or, in good faith, suspects a violation of this Code, the SFO MUST immediately report the violation or suspected violation to the Compliance Officer. The Compliance Officer may, in his or her discretion, consult with another member of Fund senior management or the Board in determining how to address the suspected violation. For example, a Code violation may occur when a Fund periodic report or financial statement omits a material fact, or is technically accurate but, in the view of the SFO, is written in a way that obscures its meaning.

When the Fund's service providers perform substantially all of the work relating to the preparation of the Fund's financial statements and administration of the day-to-day operations of the Fund, the Fund's SFOs should make reasonable efforts to monitor the conduct of the service providers for actions that may be illegal, could be viewed as dishonest or unethical, or otherwise inconsistent with this Code. In the event that an SFO discovers or, in good faith, suspects that a Fund service provider may have committed such an action, the SFO must report the action to the Compliance Officer - even if the service provider has its own code of ethics for its SFOs or employees. SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

VIOLATIONS OF THE CODE

Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether this Code specifically refers to such particular conduct. A violation of this Code may result in disciplinary action, up to and including removal as an SFO of the Fund. A variety of laws apply to the Fund and its operations, including the Securities Act of 1933, the Investment Company Act of 1940, state laws relating to duties owed by Fund officers, and criminal laws. The Fund will report any suspected criminal violations to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.

ADOPTED: MARCH 29, 2004

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APPENDIX A

As of March 29, 2004, the Senior Financial Officers of Commonfund Institutional Funds are:

Verne O. Sedlacek, President, CIF and President & Chief Executive Officer, Commonfund

E. Lyndon Tefft, Executive Vice President & Chief Financial Officer, Commonfund

Peter Kirby, Treasurer, CIF and Managing Director, Operations, Commonfund